                                                                    EXHIBIT 12.1

                                MISSION RESOURCES
           STATEMENT SETTING FORTH DETAIL FOR COMPUTATION OF RATIO OF
                           EARNINGS TO FIXED CHARGES

                                                                                                               SIX MONTHS
                                                                    YEAR ENDED DECEMBER 31,                   ENDED JUNE 30,
                                                       ------------------------------------------------     ------------------
                                                        1999      2000     2001(1)    2002(1)     2003       2003      2004(2)
                                                       ------    ------    -------    -------    ------     ------     -------
Fixed charges:
      Interest expense, gross                          11,845    15,375    23,664     26,853     25,565     12,459     11,707
      Portion of rentals representative of interest         5       153       165        206        210        105        130
                                                       ------    ------    -------    -------    ------     ------     -------
Total fixed charges                                    11,850    15,528    23,829     27,059     25,775     12,564     11,837

Earnings before fixed charges:
      Pretax income (loss)                              5,659    19,986   (40,000)   (50,064)     4,725     14,476     (1,177)
      Fixed charges                                    11,850    15,528    23,829     27,059     25,775     12,564     11,837
      Impairment expenses                                  --        --    27,971     16,679         --         --         --
      Earnings - White Shoal Pipeline                      --        --        --         --       (361)      (316)       (31)
                                                       ------    ------    -------    -------    ------     ------     -------
Total earnings before fixed charges                    17,509    35,514    11,800     (6,326)    30,139     26,724     10,629

Ratio of earnings to fixed charges:
      Earnings before fixed charges:                   17,509    35,514    11,800     (6,326)    30,139     26,724     10,629
      Fixed charges                                    11,850    15,528    23,829     27,059     25,775     12,564     11,837
                                                       ------    ------    -------    -------    ------     ------     -------
Ratio of earnings to fixed charges                        1.5       2.3        --         --        1.2        2.1         --


(1) During the years ended December 31, 2001 and 2002, earnings were insufficient to cover fixed charges by $12.0 million and $33.4 million, respectively.

(2) During the six months ended June 30, 2004, earnings were insufficient to cover fixed charges by $1.2 million.